Exhibit 99.1

PRESS RELEASE DATED JULY 21, 2004

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Reports $0.03 Profit for First Quarter

Revenues up 8% over Last Quarter and 18% over Same Quarter Last Year

Fremont, California, July 21, 2004. Peak International Limited (NASDAQ: PEAK) today reported a profit of $0.03 per share for its first quarter of fiscal 2005 ended June 30, 2004. Revenues increased 8% compared to the prior quarter and 18% over the same quarter last year.

For the first quarter of fiscal 2005, Peak had net sales of $17.8 million compared to $15.1 million for the same quarter of fiscal 2004. The net income for the quarter was $0.3 million, or $0.03 earnings per share on a diluted basis, compared to a net loss of $0.1 million, or $0.01 losses per share on a diluted basis in the first quarter of fiscal 2004. Results for the first quarter of fiscal 2005 included a favorable inventory reserve of $0.1 million for tape, reels and disk drive trays due to pricing trends.

The improvement in Peak’s results for the quarter is attributable to more efficient factory utilization as volumes increased as well as technological improvements that mitigated the increased costs of petroleum-based raw materials.

Cal Reed, Peak’s Chairman and CEO said, “The semiconductor business segment continued to grow strongly in our first fiscal quarter. Revenue grew significantly compared both to the same quarter last year as well as the prior quarter. We have developed new chemical formulations that both improve the quality of our products as well as lower raw material costs. As a result, we have been able to partially offset price increases for raw materials that are derivatives of petroleum. These advances should also have a favorable impact on the current quarter as we are continuing to apply these new formulations to the manufacture of more products.”

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Earnings Call:

Peak will host a conference call discussing the Company’s first quarter results on Thursday, July 22, 2004 starting at 10:00 a.m. Eastern Time. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.peakinternational.com/investor. For those unable to listen to the live webcast, a replay of the call will also be available on the Peak website, or by dialing 800-299-6183 in the USA or 617-801-9713 internationally and entering passcode 51482712.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release regarding Peak’s expansion of its manufacturing capacity and its anticipated future demand for semiconductor trays, Peak’s expectations regarding the strength of the semiconductor industry, and Peak’s beliefs about future favorable conditions for Peak, future sales and continued profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including regional government and processing partner relations, and health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing, availability and pricing of new and recycled raw materials, the possible revaluation of the PRC currency, any future economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended June 30,
	2004	2003
	(Unaudited)	(Unaudited)

Net Sales	$17,794	$15,062
Cost of Goods Sold	12,474	10,585

Gross Profit	5,320	4,477

Selling and Marketing	3,148	2,782
General and Administrative	1,703	1,542
Research and Development	46	43

Income from operations	423	110
Other expense – net	(80)	(59)
Interest income	33	50

Income before income taxes	376	101
Income tax expenses	(52)	(179)

NET INCOME (LOSS)	$324	$(78)

EARNINGS (LOSSES) PER SHARE
– Basic	$0.03	$(0.01)
– Diluted	$0.03	$(0.01)

Weighted Average Number of Shares Outstanding
– Basic	12,361,000	12,342,000
– Diluted	12,772,000	12,342,000

Consolidated Balance Sheets

(in thousands of United States Dollars)

	June 30, 2004	March 31, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$20,156	$20,303
Accounts receivable – net of allowance for doubtful accounts of $233 at June 30, 2004 and $237 at March 31, 2004	12,821	12,393
Inventories	13,782	13,547
Other receivables, deposits and prepayments	1,432	1,050

Total current assets	48,191	47,293

Asset to be disposed of by sale	5,230	5,230
Property, plant and equipment – net	29,301	28,246
Land use rights	757	761
Deposits for acquisition of property, plant and equipment	15	969
Income taxes receivable	5,229	5,085
Other deposit	301	301

TOTAL ASSETS	$89,024	$87,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:

Accounts payable:
– Trade	$5,374	$4,436
– Property, plant and equipment	134	628
Accrued payroll and employee benefits	1,440	1,480
Accrued other expenses	1,212	1,168
Income taxes payable	5,860	5,858

Total Current Liabilities	14,020	13,570

Deferred Income Taxes	1,720	1,670

Total Liabilities	15,740	15,240

Stockholders’ Equity:
Share capital	124	123
Additional paid-in capital	26,989	26,702
Retained earnings	47,346	47,022
Accumulated other comprehensive loss	(1,175)	(1,202)

Total stockholders’ equity	73,284	72,645

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$89,024	$87,885

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Three Months Ended June 30,
	2004	2003
	(Unaudited)	(Unaudited)
Operating activities:
Net income (loss)	$324	$(78)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,679	1,545
Deferred income taxes	50	157
Loss on disposal/write-off of property, plant and equipment	29	59
Allowance for doubtful accounts	(4)	(41)
Changes in operating assets and liabilities:
Accounts receivable	(424)	(602)
Inventories	(235)	(2)
Other receivables, deposits and prepayments	(382)	219
Income taxes receivable	(144)	(685)
Accounts payable – trade	938	1,155
Accrued payroll, employee benefits and other expenses	4	(132)
Income taxes payable	2	19

Net cash provided by operating activities	1,837	1,614

Investing activities:
Acquisition of property, plant and equipment	(3,253)	(1,113)
Proceeds on sale of property, plant and equipment	—	12
Decrease (Increase) in deposits for acquisition of property, plant and equipment	954	(56)

Net cash used in investing activities	(2,299)	(1,157)

Financing activities:
Proceeds from issue of common stock	288	55
Payment for share buyback	—	(2,416)

Net cash provided by (used in) financing activities	288	(2,361)

Net decrease in cash and cash equivalents	(174)	(1,904)
Cash and cash equivalents at beginning of year	20,303	25,928
Effects of exchange rate changes on cash and cash equivalents	27	(30)

Cash and cash equivalents at end of year	$20,156	$23,994

Supplemental cash flow information:
Cash paid during the year
Interest	$—	$—
Income taxes	144	689